PROSPECTUS Dated March 26, 1998                   Pricing Supplement No. 47 to
PROSPECTUS SUPPLEMENT                     Registration Statement No. 333-46935
Dated March 26, 1998                                   Dated December 22, 1998
                                                                Rule 424(b)(3)


                                $27,000,000
                     Morgan Stanley Dean Witter & Co.
                        MEDIUM-TERM NOTES, SERIES C
                          Senior Fixed Rate Notes

                               ------------

                 Exchangeable Notes Due December 30, 2005
                Exchangeable for Shares of Common Stock of
                             JOHNSON & JOHNSON

                               ------------



The notes will not pay any interest but will be issued at a discount and thus have a minimum yield to maturity of 2%. Beginning March 22, 1999, you will be able to exchange your notes for a number of shares of Johnson & Johnson common stock, subject to our right to call all of the notes on or after December 22, 2001.

o The price of each note is $869.96 (86.996% of the $1,000 principal amount at maturity). This issue price represents a yield to maturity of 2% per year compounded semi-annually.

o   We will not make any coupon interest payments on the notes.

o Beginning March 22, 1999, you will have the right to exchange each Note for 9.2921 shares of Johnson & Johnson common stock. If you exchange, we will have the right to deliver either the actual shares or the cash value of such shares to you. You will not receive any accrued original issue discount.

o Beginning December 22, 2001, we have the right to call all of the notes and pay you the call price, which will be an amount per note equal to the issue price of $869.96 plus accrued original issue discount, or OID, to the call date. However, if the market value of 9.2921 shares of Johnson & Johnson common stock on the last trading day before we send our call notice is equal to or greater than the call price, we will deliver to you
    9.2921 shares of Johnson & Johnson common stock per note instead.

o If we decide to call the notes, we will give you notice at least 30 but not more than 60 days before the call date specified in the notice. If we notify you that we will be delivering shares of Johnson & Johnson Stock on the call date, rather than the cash call price, you will still be able to exercise your exchange right on any day prior to the call date.

o   If you hold the notes to maturity, we will pay you $1,000 per note.

o Johnson & Johnson is not involved in this offering of the notes in any way and will have no financial obligation with respect to the notes.

o The notes have been approved for listing on the New York Stock Exchange, Inc., subject to official notice of issuance. The NYSE listing symbol for the notes is "MSJNJ ZR05."

You should read the more detailed description of the notes in this Pricing Supplement. In particular, you should review and understand the descriptions in "Summary of Pricing Supplement" and "Description of Notes."

The notes involve risks not associated with an investment in conventional debt securities. See "Risk Factors" beginning on PS-6.

                             -----------------
                          PRICE 86.996% PER NOTE
                             -----------------

              Price to Public    Agent's Commissions    Proceeds to Company
              ---------------    -------------------    -------------------
Per Note..        86.996%               0.25%                 86.746%
Total.....      $23,488,920            $67,500              $23,421,420

                        MORGAN STANLEY DEAN WITTER



                   (This page intentionally left blank)



                       SUMMARY OF PRICING SUPPLEMENT

               The following summary describes the notes we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in "Risk Factors."

                                     The Notes
Each note costs $869.96              We, Morgan Stanley Dean Witter & Co., are offering you Exchangeable Notes due
                                     December 30, 2005, which you may exchange for Johnson & Johnson common stock ("Johnson & Johnson Stock") beginning on March 22, 1999.  The price of each note is $869.96 (86.996% of the $1,000 principal amount at maturity).  We will not pay interest on the notes.  If you hold the notes to maturity, which is
                                     December 30, 2005, we will pay you $1,000 per note.  This payment represents your $869.96 issue price plus a yield to maturity of 2% per year compounded semi-
                                     annually.

                                     Your Exchange Right

The initial exchange ratio           Beginning March 22, 1999, you may exchange each note for a number of shares
is 9.2921                            of Johnson & Johnson Stock equal to the exchange ratio.  The initial exchange ratio is 9.2921 shares of Johnson & Johnson Stock per note.  When you exchange your notes, Morgan Stanley & Co. Incorporated ("MS & Co."), acting as calculation agent, will determine the exact number of shares you will receive based on the principal amount of the notes you exchange and the exchange ratio as it may have been adjusted through the time of the exchange.
                                     To exchange a note on any day, you must instruct your broker or other person with whom you hold your notes to take the following steps through normal clearing system channels:

                                     o fill out an Official Notice of Exchange, which is attached as Annex A to this
                                       Pricing Supplement;

                                     o deliver your Official Notice of Exchange to us before 11:00 a.m. (New York
                                       City time) on that day; and

                                     o deliver your note certificate to The Chase Manhattan Bank, as trustee for our senior notes, on that day.

                                     If you give us your Official Notice of Exchange after 11:00 a.m. (New York City time) on any day or on a day when the stock markets are closed, your notice will not become effective until the next day that the stock markets are open.

We can choose to pay you             We will pay you, at our option, within 3 business days after you give us your
cash or Johnson & Johnson            Official Notice of Exchange, either:
Stock if you elect to
exchange your notes                  o shares of Johnson & Johnson Stock, or

                                     o the cash value of such shares.

                                     We will not pay any accrued interest if you elect to exchange your notes.
                                     Our right to call the notes may affect your ability to exchange your notes.

                                     Our Call Right

                                     Beginning December 22, 2001, we have the right to call all of the notes.  If we call the notes, we will do the following:

                                     o send you a notice telling you that we have decided to call the notes;

                                     o specify in the notice a call date when you will receive payment in exchange for delivering your notes to the trustee; that call date will not be less than 30 or more than 60 days after the date of the notice; and

                                     o specify in the notice the number of shares of Johnson & Johnson Stock or the cash call price that we will pay you in exchange for each note, as explained in the next paragraph.

We may call the notes for            On the last trading day before the date of our call notice, the calculation agent will
stock or cash, depending on          determine the value of the shares of Johnson & Johnson Stock that a noteholder
the price of Johnson &               would receive upon exchange of a note.  That value is referred to as parity.  If
Johnson Stock                        parity is less than the call price (the sum of the issue price of $869.96 plus the yield that will have accrued on the note to the call date), then we will pay the call price to you in cash.  If we notify you that we will give you cash on the call date, you will no longer be able to exercise your exchange right.

                                     If, however, parity as so determined is equal to or greater than the call price, then we will deliver the shares of Johnson & Johnson Stock instead.  In that case, you will still have the right to exercise your exchange right on any day prior to the call date.

                                     Price of Johnson & Johnson Stock

Johnson & Johnson Stock is           The last reported sales price on the New York Stock Exchange of Johnson &
currently $77 3/8 a share            Johnson Stock on the date of this Pricing Supplement was $77 3/8.  You can review the publicly-reported prices of Johnson & Johnson Stock for the last three years in the "Historical Information" section of this Pricing Supplement.

                                     The Calculation Agent

                                     We have appointed MS & Co. to act as calculation agent for The Chase Manhattan
                                     Bank, the trustee for our senior notes.  As calculation agent, MS & Co. will determine the exchange ratio and calculate the amount of Johnson & Johnson Stock or cash that you receive if you exercise your exchange right or if we call the notes.
                                     As calculation agent, MS & Co. will also adjust the exchange ratio for certain corporate events that could affect the price of the Johnson & Johnson Stock and that we describe in the section called "Description of Notes--Antidilution
                                     Adjustments" in this Pricing Supplement.

                                     No Affiliation with Johnson & Johnson

                                     Johnson & Johnson is not an affiliate of ours and is not involved with this offering in any way.  The notes are obligations of Morgan Stanley Dean Witter and not of
                                     Johnson & Johnson.

                                     More Information on the Notes

                                     The notes are senior notes issued as part of our Series C medium-term note program.  You can find a general description of our Series C medium-term note program in the accompanying Prospectus Supplement dated March 26, 1998.  We describe the basic features of this type of note in the sections called "Description of Notes--Fixed Rate Notes" and "--Exchangeable Notes." For a detailed description of terms of the notes, including the specific requirements for the exercise of your exchange right and of our call right, you should read the "Description of Notes"
                                     section in this Pricing Supplement. You should also read about some of the risks involved in investing in the notes in the section called "Risk Factors."

                                     How to reach us

                                     Please contact Morgan Stanley Dean Witter at our principal executive offices at
                                     1585 Broadway, New York, New York 10036, telephone number (212) 761-4000.



                               RISK FACTORS

               The notes are not secured debt and are riskier investments than ordinary debt securities. This section describes the most significant risks relating to the notes. You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them.

Yield to Maturity Less Than           These notes have a yield to maturity of 2% per year based on the issue price of
Interest on Ordinary Notes            $869.96 and computed on a semi-annual bond-equivalent basis.  This yield to maturity is lower than the rate of interest that we would pay on non-exchangeable senior notes maturing at the same time as the notes.  If you exchange your notes for
                                      Johnson & Johnson common stock, you will not receive accrued original issue discount.

Notes May Not Be Actively             There may be little or no secondary market for the notes.  Although the notes have
Traded                                been approved for listing on the New York Stock Exchange, Inc., it is not possible to predict whether the notes will trade in the secondary market.  Even if there is a secondary market, it may not provide significant liquidity.  MS & Co. currently intends to act as a market maker for the notes but is not required to do so.

Market Price of Notes                 Several factors, many of which are beyond our control, will influence the value of
Influenced by Many                    the notes:
Unpredictable Factors
                                      o the market price of Johnson & Johnson Stock

                                      o the volatility (frequency and magnitude of changes in price) of the Johnson &
                                        Johnson Stock

                                      o the dividend rate on the Johnson & Johnson Stock

                                      o economic, financial, regulatory and political events that affect stock markets generally and which may affect the market price of the Johnson & Johnson

                                      Stock

                                      o interest and yield rates in the market

                                      o the time remaining until (1) you can exchange your notes for stock, (2) we can call the notes and (3) the notes mature

                                      o our creditworthiness

                                      These factors will influence the price you will receive if you sell your notes prior to maturity.  For example, you may have to sell your notes at a substantial discount from the issue price if the market price of the Johnson & Johnson Stock is at, below or not sufficiently above $77(3)/(8).
                                      You cannot predict the future performance of Johnson & Johnson Stock based on its historical performance.

No Affiliation with Johnson           We are not affiliated with Johnson & Johnson.  We do not have any non-public
& Johnson                             information about Johnson & Johnson as of the date of this Pricing Supplement, although we or our affiliates may presently or from time to time engage in business with Johnson & Johnson, including extending loans to, or making equity investments in, Johnson & Johnson or providing investment advisory services to
                                      Johnson & Johnson, including merger and acquisition advisory services.  Moreover, we have no ability to control or predict the actions of Johnson & Johnson, including any corporate actions of the type that would require the calculation agent to adjust the exchange ratio.  Johnson & Johnson is not involved in the offering of the notes in any way and has no obligation to consider your interest as a holder of these notes in taking any corporate actions that might affect the value of your notes.  None of the money you pay for the notes will go to Johnson & Johnson.

You Have No Shareholder               As a holder of notes, you will not have voting rights or the right to receive
Rights                                dividends or other distributions or any other rights with respect to Johnson &
                                      Johnson Stock.

Limited Antidilution                  MS & Co., as calculation agent, will adjust the exchange ratio for certain events
Adjustments                           affecting the Johnson & Johnson Stock, such as stock splits and stock dividends, and certain other corporate actions involving Johnson & Johnson, such as mergers.
                                      However, the calculation agent is not required to make an adjustment for every corporate event that can affect Johnson & Johnson Stock.  For example, the calculation agent is not required to make any adjustments if Johnson & Johnson or anyone else makes a partial tender offer or a partial exchange offer for Johnson &
                                      Johnson Stock.  If an event occurs that does not require the calculation agent to adjust the exchange rate, the market price of the notes may be materially and adversely affected.  In addition, the Calculation Agent may in good faith adjust the exchange ratio for corporate events other than those contemplated in this Pricing
                                      Supplement if it determines that it is appropriate.  Such adjustments will be made to reflect the consequences of events but not with the aim of changing investment risk.  Adjustments may materially and adversely affect the market price of the notes.

Potential Conflicts of                As calculation agent, MS & Co. will calculate how many shares of Johnson &
Interest between You and              Johnson Stock you will receive in exchange for your notes and what adjustments
the Calculation Agent and             should be made to the exchange ratio to reflect certain corporate and other events.
Other Affiliates of Ours              MS & Co. and other affiliates may carry out hedging activities related to the notes, including trading in Johnson & Johnson Stock as well as in other instruments related to Johnson & Johnson Stock.  MS & Co. and some of our subsidiaries also trade Johnson & Johnson Stock on a regular basis as part of their general broker-
                                      dealer businesses.  Any of these activities and MS & Co.'s affiliation with us could influence MS & Co.'s determinations as calculation agent, including with respect to adjustments to the exchange ratio, and, accordingly, the amount of stock or cash that you receive when you exchange the notes or when we call the notes.  In addition, such trading activity could potentially affect the price of Johnson &
                                      Johnson Stock and, thereby, the value of the Johnson & Johnson Stock or cash you will receive upon exchange or redemption.

Tax Treatment                         You should also consider the tax consequences of investing in the notes.  If you are a U.S. taxable investor, you will be subject to annual income tax based on the comparable yield of the notes, even though you will not receive any periodic interest payments and at maturity may only receive the return of the principal amount of the notes.  Please read carefully the section "Description of Notes--United States Federal Taxation" in this Pricing Supplement.



                           DESCRIPTION OF NOTES

               Capitalized terms not defined herein have the meanings given to such terms in the accompanying Prospectus Supplement.

Principal Amount..............   $27,000,000

Maturity Date.................   December 30, 2005

Specified Currency............   U.S. Dollars

Issue Price...................   $869.96 (86.996% of the principal amount at
                                 maturity)

Stated OID....................   2% per annum computed on a semi-annual
                                 bond-equivalent basis

Original Issue Date
  (Settlement Date)...........   December 30, 1998

CUSIP.........................   617446DD8

Minimum Denominations.........   $1,000

Initial Johnson & Johnson
  Market Price................   $77 3/8 per share

Exchange Right................   On any Exchange Date, you will be entitled
                                 upon (i) your completion and delivery to us and the Calculation Agent of an Official
                                 Notice of Exchange (in the form of Annex A attached hereto) prior to 11:00 a.m. New York
                                 City time on such date and (ii) delivery on such date of such Notes to the Trustee, to exchange each $1,000 principal amount of Notes for 9.2921 shares (the "Exchange Ratio") of Johnson & Johnson Stock, subject to adjustment as described under "--Antidilution
                                 Adjustments" below. You will not, however, be entitled to exchange your Notes if we have previously called the Notes for the cash Call
                                 Price as described under "--Company Call
                                 Right" below.

                                 Upon any such exchange, we may, at our sole option, either deliver such shares of Johnson & Johnson Stock or pay an amount in cash equal to the Exchange Ratio times the Market Price of Johnson & Johnson Stock on the Exchange Date, as determined by the Calculation Agent, in lieu of such shares. Such delivery or payment will be made 3 Business Days after any Exchange Date, subject to delivery of such Notes to the Trustee on the Exchange Date.

                                 Upon any exercise of the Exchange Right, you shall not be entitled to receive any cash payment representing any accrued Stated OID. Such accrued Stated OID will be deemed paid by the Johnson & Johnson Stock or cash received by you upon exercise of the Exchange Right.

                                 Morgan Stanley Dean Witter & Co. (referred to in the first person plural or as the "Company" in this Pricing Supplement) shall, or shall cause the Calculation Agent to, deliver such shares of Johnson & Johnson Stock or cash to the Trustee for delivery to the holders.

No Fractional Shares .........   If upon any exchange of the Notes we deliver
                                 shares of Johnson & Johnson Stock, we will pay cash in lieu of delivering fractional shares of Johnson & Johnson Stock in an amount equal to the corresponding fractional
                                 Market Price of Johnson & Johnson Stock as determined by the Calculation Agent on such Exchange Date.

Exchange Ratio ...............   9.2921, subject to adjustment for certain
                                 corporate events.  See "--Antidilution
                                 Adjustments" below.

Exchange Date.................   Any Trading Day that falls during the period
                                 beginning March 22, 1999 and ending on the day prior to the earliest of (i) the Maturity
                                 Date, (ii) the Call Date and (iii) in the event of a call for the cash Call Price as described under "--Company Call Right" below, the Company Notice Date.

Company Call Right ...........   On or after December 22, 2001, we may call
                                 the Notes, in whole but not in part, for mandatory exchange into Johnson & Johnson
                                 Stock at the Exchange Ratio; provided that, if Parity on the Trading Day immediately preceding the Company Notice Date, as determined by the Calculation Agent, is less than the applicable Call Price for such Company Notice Date, we will (under those circumstances only) pay such applicable Call
                                 Price in cash on the Call Date. If we call the Notes for mandatory exchange, then, unless you subsequently exercise the Exchange
                                 Right (the exercise of which will not be available to you following a call for cash in an amount equal to the Call Price), the Johnson & Johnson Stock or (in the event of a call for cash, as described above) cash to be delivered to you will be delivered on the Call Date fixed by us and set forth in our notice of mandatory exchange, upon delivery of such Notes to the Trustee. We shall, or shall cause the Calculation Agent to, deliver such shares of Johnson & Johnson Stock or cash to the Trustee for delivery to you.

                                 Upon an exchange by us (whether payment is to be made in Johnson & Johnson Stock or by payment of the cash Call Price, as applicable), you will not receive any additional cash payment representing any accrued Stated OID. Such accrued Stated OID will be deemed paid by the delivery of Johnson & Johnson Stock or cash.

                                 On or after the Company Notice Date (other than with respect to a call of the Notes for the cash Call Price by the Company) you will continue to be entitled to exercise the Exchange Right and receive any amounts described under "--Exchange Right" above.

Company Notice Date...........   Any scheduled Trading Day on which the
                                 Company issues its notice of mandatory
                                 exchange, which must be no less than 30 nor more than 60 days prior to the Call Date.

Call Date.....................   The scheduled Trading Day on or after
                                 December 22, 2001 specified by us in our notice of mandatory exchange on which we will deliver Johnson & Johnson Stock or cash to holders of the Notes for mandatory exchange.

Parity........................   With respect to any Trading Day, an amount
                                 equal to the Exchange Ratio times the Market
                                 Price (as defined below) of Johnson & Johnson
                                 Stock on such Trading Day.

Call Price....................   The table below shows indicative Call Prices
                                 for each $1,000 principal amount of Notes on December 22, 2001 and at each December 22 thereafter (to and including December 22, 2004) and on the Maturity Date (December 30,
                                 2005). The Call Price for each $1,000
                                 principal amount of Notes called for
                                 mandatory exchange on Call Dates between such indicative dates would include an additional amount reflecting Stated OID accrued from the next preceding date in the table through the applicable Call Date at a rate of 2% per annum. Such additional accreted amount of Stated OID will be determined by the Calculation Agent and will be calculated on a semiannual bond-equivalent basis based on the Call Price for the immediately preceding Call
                                 Date indicated in the table below.

                                 Call Date                          Call Price
                                 ---------                          ----------
                                 December 22, 2001................. $  923.07
                                 December 22, 2002................. $  941.63
                                 December 22, 2003................. $  960.56
                                 December 22, 2004................. $  979.86
                                 Maturity (December 30, 2005)...... $1,000.00


Market Price..................   If Johnson & Johnson Stock (or any other
                                 security for which a Market Price must be determined) is listed on a U.S. securities exchange registered under the Securities
                                 Exchange Act of 1934, as amended (the
                                 "Exchange Act"), is a security of The Nasdaq
                                 National Market ("NASDAQ NMS") or is included in the OTC Bulletin Board Service ("OTC
                                 Bulletin Board") operated by the National
                                 Association of Securities Dealers, Inc. (the
                                 "NASD"), the Market Price for one share of Johnson & Johnson Stock (or one unit of any such other security) on any Trading Day means
                                 (i) the last reported sale price, regular way, on such day on the principal securities exchange on which Johnson & Johnson Stock (or any such other security) is listed or admitted to trading or (ii) if not listed or admitted to trading on any such securities exchange or if such last reported sale price is not obtainable, the last reported sale price on the over-the-counter market as reported on the NASDAQ NMS or OTC Bulletin
                                 Board on such day. If the last reported sale price is not available pursuant to clause (i) or (ii) of the preceding sentence, the Market
                                 Price for any Trading Day shall be the mean, as determined by the Calculation Agent, of the bid prices for Johnson & Johnson Stock
                                 (or any such other security) obtained from as many dealers in such security (which may include MS & Co. or any of our other subsidiaries or affiliates), but not exceeding three, as will make such bid prices available to the Calculation Agent. A
                                 "security of the NASDAQ NMS" shall include a security included in any successor to such system and the term "OTC Bulletin Board
                                 Service" shall include any successor service thereto.

Trading Day...................   A day, as determined by the Calculation
                                 Agent, on which trading is generally
                                 conducted on the New York Stock Exchange, Inc.
                                 ("NYSE"), the American Stock Exchange, Inc., the NASDAQ NMS, the Chicago Mercantile
                                 Exchange and the Chicago Board of Options
                                 Exchange and in the over-the-counter market for equity securities in the United States and on which a Market Disruption Event has not occurred.

Book Entry Note or Certificated
Note..........................   Book Entry, DTC

Senior Note or Subordinated
Note..........................   Senior

Trustee.......................   The Chase Manhattan Bank

Agent for this Underwritten
Offering of Notes.............   Morgan Stanley & Co. Incorporated and its
                                 successors (MS & Co.)

Calculation Agent.............   Morgan Stanley & Co. Incorporated and its
                                 successors (MS & Co.)

                                 Because the Calculation Agent is our
                                 affiliate, potential conflicts of interest may exist between the Calculation Agent and you as a holder of the Notes, including with respect to certain determinations and judgments that the Calculation Agent must make in making adjustments to the Exchange Ratio or determining the Market Price or whether a Market Disruption Event has occurred. See "Antidilution Adjustments" and "Market Disruption Event" below. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Antidilution Adjustments......   The Exchange Ratio will be adjusted as
                                 follows:

                                 1. If Johnson & Johnson Stock is subject to a stock split or reverse stock split, then once such split has become effective, the Exchange Ratio will be adjusted to equal the product of the prior Exchange Ratio and the number of shares issued in such stock split or reverse stock split with respect to one share of Johnson & Johnson Stock.

                                 2. If Johnson & Johnson Stock is subject (i) to a stock dividend (issuance of additional shares of Johnson & Johnson Stock) that is given ratably to all holders of shares of Johnson & Johnson Stock or (ii) to a distribution of Johnson & Johnson Stock as a result of the triggering of any provision of the corporate charter of Johnson & Johnson, then once the dividend has become effective and Johnson & Johnson Stock is trading ex-dividend, the Exchange Ratio will be adjusted so that the new Exchange Ratio shall equal the prior Exchange Ratio plus the product of (i) the number of shares issued with respect to one share of Johnson & Johnson Stock and (ii) the prior Exchange Ratio.

                                 3. There will be no adjustments to the
                                 Exchange Ratio to reflect cash dividends or other distributions paid with respect to Johnson & Johnson Stock other than distributions described in paragraph 6 below and Extraordinary Dividends as described below. A cash dividend or other distribution with respect to Johnson & Johnson Stock will be deemed to be an "Extraordinary Dividend" if such dividend or other distribution exceeds the immediately preceding non-Extraordinary Dividend for Johnson & Johnson Stock (as adjusted for any subsequent corporate event requiring an adjustment hereunder, such as a stock split or reverse stock split) by an amount equal to at least 10% of the Market Price of Johnson & Johnson Stock on the Trading Day preceding the ex-dividend date for the payment of such Extraordinary Dividend (the "ex-dividend date"). If an Extraordinary Dividend occurs with respect to Johnson & Johnson Stock, the Exchange Ratio with respect to Johnson & Johnson Stock will be adjusted on the ex-dividend date with respect to such Extraordinary Dividend so that the new Exchange Ratio will equal the product of (i) the then current Exchange Ratio and (ii) a fraction, the numerator of which is the Market Price on the Trading Day preceding the ex-dividend date, and the denominator of which is the amount by which the Market Price on the Trading Day preceding the ex-dividend date exceeds the Extraordinary Dividend Amount. The "Extraordinary Dividend Amount" with respect to an Extraordinary Dividend for Johnson & Johnson Stock will equal (i) in the case of cash dividends or other distributions that constitute quarterly dividends, the amount per share of such Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary
                                 Dividend for Johnson & Johnson Stock or (ii) in the case of cash dividends or other distributions that do not constitute quarterly dividends, the amount per share of such Extraordinary Dividend. To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component will be determined by the Calculation Agent, whose determination shall be conclusive. A distribution on the Johnson & Johnson Stock described in paragraph 6 below that also constitutes an Extraordinary Dividend shall only cause an adjustment to the Exchange
                                 Ratio pursuant to paragraph 6.

                                 4. If Johnson & Johnson is being liquidated or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law, the Notes will continue to be exchangeable into Johnson & Johnson Stock so long as a Market Price for Johnson & Johnson Stock is available. If a Market Price is no longer available for Johnson & Johnson Stock for whatever reason, including the liquidation of Johnson & Johnson or the subjection of Johnson & Johnson to a proceeding under any applicable bankruptcy, insolvency or other similar law, then the value of Johnson & Johnson Stock will equal zero for so long as no Market Price is available.

                                 5. If there occurs any reclassification or change of Johnson & Johnson Stock, or if Johnson & Johnson has been subject to a merger, combination or consolidation and is not the surviving entity, or if there occurs a sale or conveyance to another corporation of the property and assets of Johnson & Johnson as an entirety or substantially as an entirety, in each case as a result of which the holders of Johnson & Johnson Stock shall be entitled to receive stock, other securities or other property or assets (including, without limitation, cash or other classes of stock of Johnson & Johnson) ("Exchange Property") with respect to or in exchange for such Johnson & Johnson Stock, then the holders of the Notes then outstanding will be entitled thereafter to exchange such Notes into the kind and amount of Exchange Property that they would have owned or been entitled to receive upon such reclassification, change, merger, combination, consolidation, sale or conveyance had such holders exchanged such Notes for Johnson & Johnson Stock immediately prior to any such corporate event, but without interest thereon. At such time, no adjustment will be made to the Exchange Ratio.

                                 6. If Johnson & Johnson issues to all of its shareholders equity securities of an issuer other than Johnson & Johnson (other than in a transaction described in paragraph 5 above), then the holders of the Notes then outstanding will be entitled to receive such new equity securities upon exchange of such Notes. The Exchange Ratio for such new equity securities will equal the product of the Exchange Ratio in effect for Johnson & Johnson Stock at the time of the issuance of such new equity securities times the number of shares of the new equity securities issued with respect to one share of Johnson & Johnson Stock.

                                 7. No adjustments to the Exchange Ratio will be required other than those specified above. However, we may, at our sole discretion, cause the Calculation Agent to make additional changes to the Exchange Ratio to reflect changes occurring in relation to the Johnson & Johnson Stock (or other Exchange Property) in other circumstances where we determine in good faith that it is appropriate, but only to reflect such changes, and not with the aim of spreading investment risk.

                                 No adjustments to the Exchange Ratio will be required unless such adjustment would require a change of at least 0.1% in the Exchange Ratio then in effect. The Exchange Ratio resulting from any of the adjustments specified above will be rounded to the nearest one hundred-thousandth with five one-millionths being rounded upward.

                                 The Exchange Ratio will not be adjusted to take into account the accrual of Stated OID.

                                 The Calculation Agent shall be solely
                                 responsible for the determination and
                                 calculation of any adjustments to the Exchange Ratio and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any corporate event described in paragraph 5 or 6 above, and its determinations and calculations with respect thereto shall be conclusive.

                                 The Calculation Agent will provide
                                 information as to any adjustments to the Exchange Ratio upon written request by any holder of the Notes.

Market Disruption Event.......   "Market Disruption Event" means, with respect
                                 to Johnson & Johnson Stock:

                                    (i) a suspension, absence or material
                                    limitation of trading of Johnson & Johnson
                                    Stock on the primary market for Johnson &
                                    Johnson Stock for more than two hours of trading or during the one-half hour period preceding the close of trading in such market; or a breakdown or failure in the price and trade reporting systems of the primary market for Johnson & Johnson Stock as a result of which the reported trading prices for Johnson & Johnson Stock during the last one-half hour preceding the closing of trading in such market are materially inaccurate; or the suspension, absence or material limitation on the primary market for trading in options contracts related to Johnson & Johnson Stock, if available, during the one-half hour period preceding the close of trading in the applicable market, in each case as determined by the Calculation Agent in its sole discretion; and

                                    (ii) a determination by the Calculation
                                    Agent in its sole discretion that the
                                    event described in clause (i) above
                                    materially interfered with the ability of the Company or any of its affiliates to unwind all or a material portion of the hedge with respect to the Notes.

                                 For purposes of determining whether a Market
                                 Disruption Event has occurred: (1) a
                                 limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange, (2) a decision to permanently discontinue trading in the relevant option contract will not constitute a Market Disruption Event, (3) limitations pursuant to New York Stock Exchange Rule 80A (or any applicable rule or regulation enacted or promulgated by the NYSE, any other self-regulatory organization or the Securities and Exchange Commission of similar scope as determined by the Calculation Agent) on trading during significant market fluctuations shall constitute a suspension, absence or material limitation of trading, (4) a suspension of trading in an options contract on Johnson & Johnson Stock by the primary securities market trading in such options, if available, by reason of (x) a price change exceeding limits set by such securities exchange or market, (y) an imbalance of orders relating to such contracts or (z) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in options contracts related to Johnson & Johnson Stock and (5) a suspension, absence or material limitation of trading on the primary securities market on which options contracts related to Johnson & Johnson Stock are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Alternate Exchange Calculation
in case of an Event
of Default....................   In case an Event of Default with respect to
                                 the Notes shall have occurred and be
                                 continuing, the amount declared due and
                                 payable upon any acceleration of any Note shall be determined by MS & Co., as Calculation Agent, and shall be equal to the Issue Price of a Note plus the accrued Stated
                                 OID to but not including the date of
                                 acceleration; provided that if (x) the holder of a Note has submitted an Official Notice of Exchange to the Company in accordance with the Exchange Right or (y) the Company has called the Notes, other than a call for the cash Call Price, in accordance with the Company Call Right, the amount declared due and payable upon any such acceleration shall be an amount in cash for each $1,000 principal amount of a Note equal to the Exchange Ratio times the Market Price of one share of Johnson & Johnson Stock, determined by the
                                 Calculation Agent as of the Exchange Date or as of the date of acceleration, respectively, and shall not include any accrued Stated OID thereon; provided further that if the Issuer has called the Notes for cash in an amount equal to the Call Price, in accordance with the Company Call Right, the amount declared due and payable upon any such acceleration shall be an amount in cash for each $1,000 principal amount of a Note equal to the applicable Call Price. See "--Call Price" above.

Johnson & Johnson Stock;
Public Information............   Johnson & Johnson is engaged in the
                                 manufacture and sale of a broad range of products in the health care field in many countries of the world. Johnson & Johnson
                                 Stock is registered under the Exchange Act.
                                 Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the Securities and Exchange Commission (the "Commission").
                                 Information provided to or filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street,
                                 N.W., Washington, D.C. 20549 or at its
                                 Regional Offices located at Suite 1400,
                                 Citicorp Center, 500 West Madison Street,
                                 Chicago, Illinois 60661 and at Seven World
                                 Trade Center, 13th Floor, New York, New York
                                 10048, and copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W.,
                                 Washington, D.C. 20549, at prescribed rates.
                                 In addition, information provided to or filed with the Commission electronically can be accessed through a Website maintained by the Commission. The address of the Commission's
                                 Website is http:/www.sec.gov. Information provided to or filed with the Commission by Johnson & Johnson pursuant to the Exchange
                                 Act of 1934 can be located by reference to Commission file number 1-3215. In addition, information regarding Johnson & Johnson may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such reports.

                                 This pricing supplement relates only to the Notes offered hereby and does not relate to Johnson & Johnson Stock or other securities of Johnson & Johnson. We have derived all disclosures contained in this pricing supplement regarding Johnson & Johnson from the publicly available documents described in the preceding paragraph. Neither we nor the Agent has participated in the preparation of such documents or made any due diligence inquiry with respect to Johnson & Johnson in connection with the offering of the Notes. Neither we nor the Agent makes any representation that such publicly available documents or any other publicly available information regarding Johnson & Johnson are accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of Johnson & Johnson Stock (and therefore the Initial Johnson & Johnson Market Price and the Exchange Ratio) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning Johnson & Johnson could affect the value received on any Exchange Date or Call Date with respect to the Notes and therefore the trading prices of the Notes.

                                 Neither we nor any of our affiliates makes any representation to you as to the performance of Johnson & Johnson Stock.

                                 We or our affiliates may presently or from time to time engage in business with Johnson
                                 & Johnson, including extending loans to, or making equity investments in, Johnson & Johnson or providing advisory services to Johnson & Johnson, including merger and acquisition advisory services. In the course of such business, we or our affiliates may acquire non-public information with respect to Johnson & Johnson and, in addition, one or more of our affiliates may publish research reports with respect to Johnson & Johnson.
                                 The statement in the preceding sentence is not intended to affect the rights of holders of the Notes under the securities laws. As a prospective purchaser of a Note, you should undertake such independent investigation of Johnson & Johnson as in your judgment is appropriate to make an informed decision with respect to an investment in Johnson & Johnson Stock.

Historical Information........   The following table sets forth the published
                                 high and low Market Price during 1995, 1996, 1997 and during 1998 through December 22,
                                 1998. The Market Price on December 22, 1998 was $77 (3)/(8). We obtained the Market
                                 Prices listed below from Bloomberg Financial
                                 Markets and we believe such information to be accurate. You should not take the historical prices of Johnson & Johnson Stock as an indication of future performance. We cannot give any assurance that the price of Johnson
                                 & Johnson Stock will increase sufficiently to cause the beneficial owners of the Notes to receive an amount in excess of the principal amount on any Exchange Date or Call Date.

                                                                     Dividends
                                                                        Per
             Johnson & Johnson                 High        Low         Share
             -----------------                 ----        ---       ---------
             (CUSIP #478160104)
             1995
             First Quarter................    31 3/16     26 7/8      0.145
             Second Quarter...............    35 9/16     29 1/2      0.165
             Third Quarter................    37 5/16     32 7/16     0.165
             Fourth Quarter...............    45 3/4      36 3/4      0.165
             1996
             First Quarter................    49 9/16     41 7/8      0.165
             Second Quarter...............    50          43 11/16    0.19
             Third Quarter................    53 1/8      46          0.19
             Fourth Quarter...............    53 3/4      47 1/8      0.19
             1997
             First Quarter................    62 5/8      49 5/8      0.19
             Second Quarter...............    66 3/8      52 3/8      0.22
             Third Quarter ...............    65 3/8      55 15/16    0.22
             Fourth Quarter...............    66 15/16    55          0.22
             1998
             First Quarter................    76          64          0.22
             Second Quarter...............    77 3/4      67 7/8      0.25
             Third Quarter................    80          69          0.25
             Fourth Quarter
              (through December 22, 1998).    88 7/8      75 5/8      0.25


                                 Historical prices have been adjusted for a 2 for 1 stock split of Johnson & Johnson Stock, which became effective in the second quarter of 1996.

                                 We make no representation as to the amount of dividends, if any, that Johnson & Johnson will pay in the future. In any event, as a holder of a Note, you will not be entitled to receive dividends, if any, that may be payable on Johnson & Johnson Stock.

Use of Proceeds and Hedging...   The net proceeds we receive from the sale of
                                 the Notes will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the Notes. See also
                                 "Use of Proceeds" in the accompanying
                                 Prospectus.

                                 On the date of this Pricing Supplement, we, through our subsidiaries and others, hedged our anticipated exposure in connection with the Notes by taking positions in Johnson & Johnson Stock and positions in other instruments in connection with such hedging. Such hedging was carried out in a manner designed to minimize any impact on the price of Johnson & Johnson Stock. Our purchase activity could potentially have increased the price of Johnson & Johnson Stock, and therefore effectively have increased the level to which Johnson & Johnson Stock must rise before you would receive an amount of Johnson & Johnson Stock worth as much or more than the accreted principal amount on any Exchange Date or Call Date. Through our subsidiaries, we are likely to modify our hedge position throughout the life of the Notes by purchasing and selling Johnson & Johnson Stock, options contracts on Johnson & Johnson Stock listed on major securities markets or positions in other securities or instruments that we may wish to use in connection with such hedging. Although we have no reason to believe that our hedging activity or other trading activities that we, or any of our affiliates, engaged in or may engage in has had or will have a material impact on the price of Johnson & Johnson Stock, we cannot give any assurance that we have not or will not affect such price as a result of our hedging or trading activities.

Supplemental Information
Concerning Plan of
Distribution..................   In order to facilitate the offering of the
                                 Notes, the Agent may engage in
                                 transactions that stabilize, maintain or otherwise affect the price of the Notes or the Johnson & Johnson Stock. Specifically, the Agent may overallot in connection with the offering, creating a short position in the Notes for its own account. In addition, to cover allotments or to stabilize the price of the Notes, the Agent may bid for, and purchase, the Notes or the Johnson & Johnson Stock in the open market. See "Use of Proceeds and Hedging" above.

                                 We have agreed to indemnify the Agent against certain liabilities under the Securities Act of 1933, as amended.

ERISA Matters for Pension Plans
And Insurance Companies........  The Company and certain affiliates of the
                                 Company, including MS & Co. and Dean Witter
                                 Reynolds Inc. ("DWR"), may each be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or a "disqualified person" within the meaning of the Code with respect to many employee benefit plans. Prohibited transactions within the meaning of ERISA or the Internal Revenue Code of 1986, as amended (the "Code") may arise, for example, if the Notes are acquired by or with the assets of a pension or other employee benefit plan with respect to which MS & Co., DWR or any of their affiliates is a service provider, unless the Notes are acquired pursuant to an exemption from the prohibited transaction rules.

                                 The acquisition of the Notes may be eligible for one of the exemptions noted below if such acquisition:

                                 (a) (i) is made solely with the assets of a bank collective investment fund and (ii) satisfies the requirements and conditions of Prohibited Transaction Class Exemption ("PTCE") 91-38 issued by the Department of Labor ("DOL");

                                 (b) (i) is made solely with assets of an insurance company pooled separate account and
                                 (ii) satisfies the requirements and
                                 conditions of PTCE 90-1 issued by the DOL;

                                 (c) (i) is made solely with assets managed by a qualified professional asset manager and
                                 (ii) satisfies the requirements and
                                 conditions of PTCE 84-14 issued by the DOL;

                                 (d) is made solely with assets of a
                                 governmental plan (as defined in Section
                                 3(32) of ERISA) which is not subject to the provisions of Section 401 of the Code;

                                 (e) (i) is made solely with assets of an insurance company general account and (ii) satisfies the requirements and conditions of PTCE 95-60 issued by the DOL; or

                                 (f) (i) is made solely with assets managed by an in-house asset manager and (ii) satisfies the requirements and conditions of PTCE 96-23 issued by the DOL.

                                 The assets of a pension or other employee benefit plan may include assets held in the general account of an insurance company that are deemed to be "plan assets" under ERISA. In addition, employee benefit plans subject to ERISA (or insurance companies deemed to be investing ERISA plan assets) purchasing the Notes should consider the possible implications of owning the Johnson & Johnson Stock in the event of settlement by physical delivery. Any insurance company or pension or employee benefit plan proposing to invest in the Notes should consult with its legal counsel.

United States Federal Taxation   The Notes are Optionally Exchangeable Notes
                                 and investors should refer to the discussion under "United States Federal
                                 Taxation--Notes--Optionally Exchangeable
                                 Notes" in the accompanying Prospectus
                                 Supplement.  In connection with the
                                 discussion thereunder, the Company has
                                 determined that the "comparable yield" is an annual rate of 5.55%, compounded semi-annually. Based on the Company's determination of the comparable yield, the "projected payment schedule" for a Note
                                 (assuming a par amount of $1,000 or with respect to each integral multiple thereof) consists of a projected amount due at maturity, equal to $1,276.22.

                                 The comparable yield and the projected
                                 payment schedule are not provided for any purpose other than the determination of United States Holders' interest accruals and adjustments in respect of the Notes, and the Company makes no representation regarding the actual amounts of the payments on a Note.

                                 In addition, the effective date of the New
                                 Regulations (as defined in "United States
                                 Federal Taxation -- Backup Withholding" in the accompanying Prospectus Supplement) has been changed so that the New Regulations will apply to payments made after December 31, 1999.


                                                                       ANNEX A

                        OFFICIAL NOTICE OF EXCHANGE

                                          Dated:  [On or after March 22, 1999]

Morgan Stanley Dean Witter & Co.
1585 Broadway
New York, New York 10036

Morgan Stanley & Co. Incorporated, as
  Calculation Agent
1585 Broadway
New York, New York 10036
Fax No.: (212) 761-0674
(Attn: Lily Lam)

Dear Sirs:

               The undersigned holder of the Medium Term Notes, Series C, Senior Fixed Rate Notes due December 30, 2005 (Exchangeable for Shares of Common Stock of Johnson & Johnson) of Morgan Stanley Dean Witter & Co. (CUSIP No. 617446DD8) (the "Notes") hereby irrevocably elects to exercise with respect to the principal amount of the Notes indicated below, as of the date hereof (or, if this letter is received after 11:00 a.m. on any Trading Day, as of the next Trading Day), provided that such day is prior to the earliest of
(i) December 30, 2005, (ii) the Call Date and (iii) in the event of a call for cash, the Company Notice Date, the Exchange Right as described in Pricing Supplement No. 47 dated December 22, 1998 (the "Pricing Supplement") to the Prospectus Supplement dated March 26, 1998 and the Prospectus dated March 26, 1998 related to Registration Statement No. 333-46935. Capitalized terms not defined herein have the meanings given to such terms in the Pricing Supplement. Please date and acknowledge receipt of this notice in the place provided below on the date of receipt, and fax a copy to the fax number indicated, whereupon the Company will deliver, at its sole option, shares of the Common Stock of Johnson & Johnson or cash 3 Business Days after the Exchange Date in accordance with the terms of the Notes, as described in the Pricing Supplement.

                                        Very truly yours,



                                        --------------------------------
                                        [Name of Holder]


                                        By:
                                            ----------------------------
                                            [Title]



                                        --------------------------------
                                        [Fax No.]


                                        $
                                          ------------------------------
                                          Principal Amount of Notes
                                          surrendered for exchange

Receipt of the above Official
Notice of Exchange is hereby acknowledged

MORGAN STANLEY DEAN WITTER & CO., as Issuer

MORGAN STANLEY & CO. INCORPORATED, as Calculation Agent

By MORGAN STANLEY & CO. INCORPORATED, as Calculation Agent


By:
    --------------------------------------
    Title:

Date and time of acknowledgment
                                ----------